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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

      Employment agreement (the "AGREEMENT") dated May 14, 2004 by and between STEELBANK INC. (the "CORPORATION"), amalgamated pursuant to the laws of the Province of Ontario, and Barry Seigel (the "EMPLOYEE").

      RECITALS:

      (a) Pursuant to a share purchase agreement among the Employee, Mark Madigan and Jeffrey Greenberg (collectively, the "VENDORS"), BST Acquisition Ltd. (the "PURCHASER") and Tarpon Industries, Inc. (the "PRINCIPAL") dated April 2, 2004 as amended by amending agreement dated May 5, 2004 (the "PURCHASE AGREEMENT"), the Vendors have agreed to sell to the Purchaser and the Purchaser has agreed, inter alia, to purchase from the Vendors all of the issued and outstanding shares in the capital of the Corporation;

      (b) Immediately prior to the execution of this Agreement, the Employee was employed by and was a senior officer of the Corporation;

      (c) One of the conditions to completing the transaction contemplated by the Purchase Agreement is that the parties hereto execute and deliver this Agreement;

      (d) The Employee has decided to continue to be employed by the Corporation all in accordance with the terms and conditions contained in this Agreement;

      (e) As consideration for the signing of the Agreement, the Employee acquires the right to participate in the Corporation's Management Bonus Plan (the "MANAGEMENT BONUS PLAN") and is granted additional rights pursuant to the Corporation's and the Principal's Stock Option Plans pursuant to the provisions of Exhibits 6.3(1)(A), 6.3(1)(B) and 6.3(1)(C) of the Purchase Agreement (the "STOCK OPTION PLANS");

      (f) All currency references herein are in Canadian funds unless indicated otherwise; and

      (g) The word "AFFILIATE" as used herein shall have the meaning ascribed thereto in the Business Corporations Act (Ontario).

      In consideration of the foregoing and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

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                               SCOPE OF EMPLOYMENT

SECTION 1 TITLE AND DUTIES

      On the terms and subject to the conditions hereinafter set forth, the Employee shall continue to render services as Senior Sales Manager for the Corporation, as follows:

      (a) The Employee's duties shall be consistent with the general duties of a person performing such services.

      (b) The Employee shall devote all of the time and attention reasonably necessary to carry out the duties of his position. The Employee's services to the Corporation shall be rendered by him to the best of his ability. During the Term, the Employee shall not (i) render employment or other business-related services to any person, firm or corporation other than the Corporation (or its Affiliated entities), either within or outside of business hours; (ii) have any ownership interest, direct or indirect, in any business that is competitive with the business of the Corporation, other than ownership of not more than one (1%) percent of the outstanding shares in the capital of a corporation, the shares of which are listed on a recognized stock exchange, and provided that such ownership by the Employee is a purely passive investment; or (iii) become a director, officer or agent of any other corporation, without the express written consent of the board of directors of the Corporation (the "BOARD OF DIRECTORS"), such consent not to be unreasonably withheld.

      (c) The Employee shall, at all times in the performance of his employment duties hereunder, perform all such duties in a manner conducive to the efficient management of the Corporation.

      (d) The Employee acknowledges that the effective performance of his duties requires the highest level of integrity and the Corporation's complete confidence in the Employee's relationship with other employees of the Corporation and with all persons dealt with in the course of the Employee's employment. The Employee shall diligently serve the Corporation during the continuance of the Employee's employment to promote the interests of the Corporation (and its Affiliates).

      The Corporation covenants and agrees to conduct itself with the highest degree of integrity and to consistently supply the Employee throughout the Term with all such support as may be reasonably required by him for the performance of his employment duties hereunder. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall

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      permit the Corporation to make substantive changes to the Employee's responsibilities, duties or the current geographic location of employment without the Employee's prior written consent.

SECTION 2 TERM.

      The term of the Employee's employment with the Corporation shall be as of and from May 14, 2004 (the "EFFECTIVE DATE") and shall continue in effect for a period of three (3) years from such date (the "TERM"), subject to extension or earlier termination as hereinafter provided. If either party wishes to renew this Agreement for a further term of one (1) year beyond the Term or any renewal term, as the case may be, then such party shall deliver written notice to the other to that effect not later than six (6) months and not sooner than nine (9) months prior to the end of the Term or any renewal term, as the case may be. Subsequent to the delivery of any such notice, the Corporation and the Employee shall have until ninety (90) days prior to the end of the Term or renewal term, as the case may be, to agree upon the Base Salary applicable to such renewal term and failing such agreement for any reason whatsoever, this Agreement shall end as of the last day of the Term or applicable renewal term, as the case may be. Further, in the event that neither party delivers written notice requesting to renew this Agreement in accordance with the foregoing, then this Agreement shall end as of the last day of the Term or applicable renewal term, as the case may be.

                            REMUNERATION AND BENEFITS

SECTION 3 REMUNERATION AND BENEFITS.

      As remuneration for the services rendered by the Employee pursuant to this Agreement, the Corporation agrees to pay the Employee as follows:

      (a) BASE SALARY. The Corporation shall pay the Employee an annual base salary of $100,000.00 per annum for the period commencing on the Effective Date and ending on the earlier of (i) December 10, 2004 and (ii) the completion of the initial public offering of the shares of the Principal, and thereafter an annual base salary of one hundred and thirty thousand dollars ($130,000.00) per annum (in each case, the "BASE SALARY"), payable in instalments (less all required statutory deductions including withholding taxes), on such dates as the Corporation makes its general payroll payments, provided that such instalments shall not be paid less frequently than once each and every month throughout the Term.

      (b) MANAGEMENT BONUS. The Employee may, at his option, participate in the Management Bonus Plan, pursuant to the terms and provisions of such Plan, as amended from time to time, beginning in his third year of employment. The Employee's percentage participation in any Total

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            Bonus Award Pool (as such term is defined in such Plan) shall be specified in a separate writing to be provided by the Corporation from time to time.

      (c) EMPLOYMENT BENEFITS. The Employee shall be entitled to continue to fully participate in all pension, profit sharing, insurance (including but not limited to health, medical, dental, disability insurance, and life insurance (the beneficiary under such life insurance coverage being as designated by the Employee; and the Employee's immediate family being eligible, at the Employee's option, for inclusion in such health, medical and dental insurance coverage)), and all other fringe benefit programs maintained by the Corporation for the benefit of its employees as set forth in the existing policies of the Corporation, as each or all may be modified from time to time by the Board of Directors (the "EMPLOYMENT BENEFITS"), all to the same extent as participated in by the Employee prior to the date hereof.

      (d) EXPENSE ALLOWANCES. The Corporation will pay or reimburse the Employee, promptly upon presentation of applicable invoices and/or receipts, for all travel expenses, business expenses, promotion expenses, and entertainment expenses reasonably incurred by the Employee in connection with the Corporation's business and approved of, in advance whenever practicable, by the Corporation, acting reasonably. The Corporation shall promptly pay or reimburse the Employee for all golf and/or health club memberships incurred by the Employee (to a maximum of $7,000.00 per annum) and all cellular and other wireless telecommunication charges (for regular and long distance charges) incurred by the Employee throughout the Term.

      (e) AUTOMOBILE ALLOWANCE. The Corporation will pay or reimburse the Employee, promptly upon presentation of applicable invoices and/or receipts, for the Employee's vehicle lease payments and/or finance charges (including but not limited to principal and interest) relating to the Employee's vehicle, all to a maximum of $12,000.00 per annum. The Corporation shall, throughout the Term, pay the Employee a depreciation allowance for his vehicle in the amount of Fifteen Cents ($0.15) per every kilometre travelled by such vehicle in excess of 25,000 kilometres (per annum), up to $4,200.00 per annum, payable at the end of each year of the Term and upon earlier termination of the Term. The Corporation shall, throughout the Term, pay or reimburse the Employee, promptly upon presentation of applicable invoices and/or receipts, for all operating-related costs and charges incurred by the Employee in connection with his vehicle, including but not limited to all costs and charges for parking, maintenance, repair, service, insurance, gasoline and other fuel.

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      (f)   VACATION. During the first two (2) years of the Term, the Employee shall be entitled to four (4) weeks' paid vacation per annum; thereafter the Employee shall be entitled to five (5) weeks' paid vacation per annum.

      (g) STOCK OPTIONS. The Corporation shall ensure at its own cost that the Employee shall be eligible to participate, at the Employee's option, as a participant in the Stock Option Plans beginning in the third year of his employment.

                            TERMINATION OF EMPLOYMENT

SECTION 4 TERMINATION AND RELATED PAYMENTS.

      The Employee's employment may be terminated in the following manner and in the following circumstances:

      (a) DEATH OR DISABILITY. In the event of the Employee's death during the Term, the Employee's employment with the Corporation automatically terminates on the date of the Employee's death. In the event of the Employee's Disability, provided that such Disability cannot be accommodated by the Corporation (acting reasonably) or such accommodation would constitute undue hardship to the Corporation, the Corporation may terminate the Employee's employment with the Corporation by written notice to the Employee. For the purposes of this Agreement, the term "DISABILITY" means the Employee's inability to substantially fulfill his duties on behalf of the Corporation for a continuous period of at least three (3) months or more or the Employee's inability to substantially fulfill his duties on behalf of the Corporation for an aggregate period of six (6) months or more during any consecutive twenty-four (24) month period; and if there is any disagreement between the Corporation and the Employee as to the Employee's Disability or as to the date any such Disability began or ended, the same shall be determined by a physician mutually acceptable to the Corporation and the Employee whose determination shall be conclusive evidence of any such Disability and of the date any such Disability began or ended.

            In the event that the Employee's employment terminates for death or Disability in accordance with this Section 4(a), this Agreement shall terminate without further obligations to the Employee provided that the Employee shall, in addition to any entitlement to disability benefits that the Employee is entitled to receive in accordance with the relevant benefit programs maintained by the Corporation, only be entitled to receive from the Corporation an amount equal to the sum of: (i) any

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            and all earned but unpaid Base Salary up to the last day of the
            Employee's employment with the Corporation; (ii) the value of vacation accrued but unused to the last day of the Employee's employment with the Corporation; (iii) any and all amounts payable by the Corporation pursuant to Sections 3(d) or 3(e) hereof (collectively, "BUSINESS EXPENSES"); and (iv) any and all accrued but unpaid amounts due to the Employee under the Management Bonus Plan and the Stock Option Plans (subject to the respective terms and conditions thereof) in respect of any period prior to the fiscal year in which such death or Disability occurred.

      (b) TERMINATION BY THE CORPORATION WITH CAUSE. The Employee's employment may be terminated by the Corporation for Cause (as hereinafter defined). For the purposes of this Agreement, "CAUSE" means:

            (i) The Employee's material and repeated failure to perform his duties hereunder in a manner satisfactory to the Board of Directors (acting reasonably and in the good faith), after written notice of such failure to the Employee;

            (ii) The Employee's fraud or embezzlement of funds or property of the Corporation;

            (iii) The Employee's pleading guilty to, confessing to (in writing, signed by the Employee, addressed to the Corporation, and delivered by the Employee to the Corporation) or conviction for a criminal offence (but only if a criminal offence pursuant to the Criminal Code of Canada) during the Term, which criminal offence, in the judgment of the Board of Directors (acting in good faith), would result in material damage to the business of the Corporation or bring it into disrepute if the Employee's employment were not terminated; or

            (iv) Any other act or omission of the Employee which would in law permit the Corporation to, without notice or pay in lieu of notice, terminate the employment of the Employee.

            In any such case of Cause, the Corporation may, at its option, terminate the Employee's employment with the Corporation by written notice to the Employee specifying in detail the applicable Cause for termination, and in the case of such termination the Employee shall only be entitled to receive an amount equal to the sum of: (i) any and all earned but unpaid Base Salary up to the date of termination;
            (ii) the value of vacation accrued but unused to the date of

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            termination, and (iii) any and all Business Expenses incurred by the
            Employee up to the date of termination and reimbursable in accordance with the terms of this Agreement.

      (c) TERMINATION BY THE CORPORATION WITHOUT CAUSE. If the Corporation terminates the Employee's employment without Cause, then the Corporation shall:

            (i) pay to the Employee (a) any and all earned but unpaid Base Salary for services rendered by the Employee to the date of termination, (b) any and all Business Expenses incurred by the Employee up to the date of termination and reimbursable in accordance with the terms of this Agreement, (c) the value of vacation accrued but unused by the Employee to the date of termination, and (d) any and all accrued but unpaid amounts due to the Employee under the Management Bonus Plan and the Stock Option Plans (subject to the respective terms and conditions thereof) in respect of any period prior to the fiscal year in which such termination occurred; and

            (ii) also pay to the Employee, his Base Salary (less statutory deductions and withholdings) for a period calculated as being the lesser of (A) the unexpired remainder of the Term, and (B) one (1) year; and

            (iii) continue, if possible, the Employee's entitlement to the
                  Employment Benefits described in Section 3(c) hereof (but not any other provisions of Section 3 hereof) until the earlier of
                  (i) the end of the minimum period required for notice of termination or payment in lieu of notice under applicable employment standards legislation at the time of the termination of the Employee's employment, or (ii) the date that the Employee becomes covered under the benefit plans of a subsequent employer, provided that the Employee continues to pay his applicable share of the insurance premiums during such period.

      (d) RESIGNATION BY THE EMPLOYEE. The Employee may at any time, for any reason whatsoever, terminate his employment with the Corporation by providing the Corporation with at least ninety (90) days' prior written notice. In the event that the Employee terminates his employment in accordance with the terms of this Section 4(d), the Employee shall only be entitled to receive (i) any and all earned but unpaid Base Salary up to the date of termination, (ii) the value of vacation accrued but unused to the date of termination; and (iii) any

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            and all Business Expenses incurred by the Employee up to the date of termination and reimbursable in accordance with the terms of this Agreement.

SECTION 5 ACKNOWLEDGEMENTS.

(1) The Employee acknowledges and accepts that the terms set out in this Agreement, provided that such terms are satisfied by the Corporation, are in lieu of (and not in addition to) and in full satisfaction of any and all other claims and entitlements which the Employee has or may have upon the termination of his employment for any reason contemplated hereunder (including, without limitation, all amounts required either by contract, statute or at common law to be paid, including pay in lieu of notice, termination pay, severance pay, incentive compensation, vacation pay, pension and any and all other outstanding amounts) and the compliance by the Corporation with these terms will effect a full and complete release of the Corporation and its Affiliates, associates, and related companies and each of its and their respective officers, directors, employees, servants and agents and their successors and assigns from any and all claims which the Employee may have for whatever reason or cause in connection with the Employee's employment and the termination of it, other than those obligations specifically set out in this Agreement.

(2) Upon any termination of this Agreement, the Corporation shall have the right (but without duplication) to set-off amounts owing by the Corporation to the Employee under this Agreement against any amounts owing by the Employee to the Corporation or any of its Affiliates, pursuant to the Purchase Agreement or any Ancillary Agreement (as such term is defined in the Purchase Agreement).

(3) Upon any termination of this Agreement, the Employee shall have the right (but without duplication) to set-off amounts owing by the Employee to the Corporation against any amounts owing by the Corporation or any of its Affiliates to the Employee including, without limitation, pursuant to the Purchase Agreement or any Ancillary Agreement (as such term is defined in the Purchase Agreement).

SECTION 6 CONFIDENTIALITY

(1) The Employee will not, during the Term and following the termination of this Agreement, directly or indirectly, use or furnish to anyone (save and except as otherwise required by law or in the ordinary course of performing his employment duties for the Corporation in accordance with the terms of this Agreement) any proprietary, secret or confidential information or trade-secrets relating to the business of the Corporation (or its Affiliates), including but not limited to, information relating to processes, or contracts involved in

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      the business of the Corporation (or its Affiliates), or the design, production, sale, or distribution of any products of the Corporation, or the personnel of the Corporation or their compensation or employment arrangements, or the identity of or products purchased, or prices paid by, customers of the Corporation ("CONFIDENTIAL DATA"). The Employee expressly acknowledges and agrees that all Confidential Data and all memoranda, notes, records, charts, formulae, client lists, price lists, marketing plans, financial information and other documents made, received, held or used by the Employee during the course of his employment is the property of the Corporation and shall be delivered by the Employee to the Corporation upon request at any time during the course of employment and upon the termination of his employment, if requested. The Employee acknowledges that he is in a position of trust and subject to a fiduciary duty to use the Confidential Data only in the performance of his employment duties hereunder. Notwithstanding the foregoing provisions of this Section, Confidential Data shall be deemed for all purposes of this Agreement to not include any information or trade-secrets that become publicly-known other than as a result of public disclosure by the Employee.

(2) In the event of a violation, contravention, breach or threatened breach of subsection (1) of this Section by the Employee, the Corporation shall be entitled to injunctive relief where a Court having jurisdiction deems appropriate under the circumstances. The right of the Corporation to injunctive relief shall be in addition to any and all other remedies available to it and shall not be construed to prevent the Corporation from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to the Corporation including the recovery of monetary damages, if applicable.

SECTION 7 ASSIGNMENT OF MATERIALS.

      The Employee hereby assigns and transfers to the Corporation his entire right, title and interest in and to all Inventions (as hereinafter defined). For the purposes of this Agreement, "INVENTIONS" shall mean improvements, designs, products, brochures, catalogs and related sales and marketing material, whether or not capable of being patented or copywritten and whether or not reduced to practice, made or conceived by the Employee (whether made solely by the Employee or jointly with others), during the period of the Employee's employment with the Corporation, which relate to the business, research and development of or products sold by the Corporation, or result from any work performed by the Employee for or on behalf of the Corporation during such period of employment. The Employee agrees that all such materials are the sole property of the Corporation. In addition, the Employee hereby irrevocably waives, in favour of the Corporation, its successors, assigns and nominees, all moral rights arising under the Copyright Act (Canada) as amended (or any successor legislation of similar effect) or similar legislation in any applicable jurisdiction, or at common law, to the full extent that such rights may be waived in each respective jurisdiction, that the Employee may have now or in the future with respect to the Inventions.

                                     GENERAL

SECTION 8 REPRESENTATION.

      The Employee represents that he is not a party to any written or other contractual arrangement or agreement, including a non-competition agreement, which would in any way affect the Employee's ability to perform his duties for the Corporation pursuant to this Agreement. In addition, the Employee represents that he is not in possession of any proprietary or other confidential information belonging to any corporation that previously employed the Employee other than the Corporation.

SECTION 9 NOTICE.

      Any notice, direction or other communication to be given under this Agreement shall be in writing and given by delivering it personally (if to the Employee then to the Employee directly, and if to the Corporation then to any officer or director of the Corporation) or sending it by facsimile addressed as follows:

      (a)   TO THE CORPORATION AT:

            c/o __________________________

            Attention: President

            Facsimile: ___________________

      (b)   TO THE EMPLOYEE AT:

            ______________________________

      Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a business day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next business day, or
      (ii) if transmitted by facsimile on the business day immediately next following the date of transmission. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

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SECTION 10 NOTIFICATION.

      Each party shall immediately notify the other, in writing, of any violation, contravention or breach of this Agreement as soon as such party becomes aware of any such event by the other party.

SECTION 11 WAIVERS.

      No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar); nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver. No failure on the part of the Employee or the Corporation to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

SECTION 12 ENTIRE AGREEMENT.

      This Agreement constitutes the entire agreement between the parties with respect to all of the subject matter hereof. This Agreement supersedes any prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties regarding the subject matter hereof.

SECTION 13 SURVIVAL AND SEVERABILITY.

      It is expressly agreed by the parties hereto that the provisions of
Section 5 and Section 6 shall survive the termination of the Employee's employment. If any provision hereof shall be duly held by a court of competent jurisdiction to be invalid, illegal or unenforceable at law, then such provision shall be deemed severed from this Agreement and the remaining provisions shall remain in full force and effect and binding.

SECTION 14 INDEPENDENT LEGAL ADVICE.

      The Employee acknowledges that he has been advised to obtain, and that he has obtained or has been afforded the opportunity to obtain independent legal advice with respect to this Agreement and that he understands the nature and consequences of this Agreement.

SECTION 15 GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Employee and the Corporation hereby irrevocably attorn and covenant to submit in any suit, action or other legal proceeding arising out of or related to this Agreement to the jurisdiction of the courts of the Province of Ontario.

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SECTION 16 COUNTERPARTS.

      This Agreement may be executed in any number of counterparts (including but not limited to counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 17 FURTHER ASSURANCES.

      The Corporation and Employee agree that they shall, from time to time and at all times, do all such further acts and execute and deliver all such further documents and assurances as may be reasonably required in order to fully perform and carry out the terms of this Agreement.

SECTION 18 AMENDMENTS.

      No amendment of this Agreement shall be binding unless executed in writing by both the Employee and the Corporation.

SECTION 19 SUCCESSORS AND ASSIGNS

      This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

      IN WITNESS WHEREOF the parties hereto have executed this Agreement.

                                                /s/ Barry Seigel
---------------------------                     --------------------------------
WITNESS                                         BARRY SEIGEL

                                                STEELBANK INC.

                                                By: /s/ Peter Farquhar
                                                    ----------------------------
                                                    Name:
                                                    Title: Director.

                                                I have the authority to bind the
                                                Corporation.